UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8–K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): September 16, 2004

THE WET SEAL, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-18632	33-0415940
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26972 Burbank Foothill Ranch, California	92610
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 583-9029

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On September 16, 2004, the Company issued a press release to announce that the previously disclosed special committee created to analyze appropriate alternatives to enhance shareholder value has appointed Rothschild Inc. as its financial advisor. A copy of the Company’s press release appears as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

On September 27, 2004, The Wet Seal, Inc. (the “Company”) and Jennifer Pritchard, President of the Company’s Arden B division, entered into a retention agreement. Ms. Pritchard base salary was increased by $25,000 to an annual rate of $410,000 and her bonus opportunity, which is currently 50% of her salary was increased to 75% of her salary, and from a current maximum of 100% of her salary to a new maximum of 150% of her salary. In addition, Ms. Pritchard was given a retention cash bonus of $200,000, which would be owed back to the Company if she were to leave voluntarily within 12 months. Ms. Pritchard has the right to exchange the retention cash bonus for an award of 200,000 shares of the Company’s stock. In addition, she received a grant of 200,000 shares of restricted stock of the Company and certain severance protections in the event of an involuntary termination by the Company.

Item 9.01 Financial Statements and Exhibits

(a)	Financial Statements of Business Acquired.

Not Applicable.

(b)	Pro Forma Financial Information.

Not Applicable.

(c)	Exhibits.

99.1    Copy of press release, dated September 16, 2004, issued by the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

THE WET SEAL, INC. (Registrant)

Date: October 1, 2004	By:	/s/ Douglas Felderman
	Name:	Doug Felderman
	Title:	Chief Financial Officer

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
99.1	Copy of press release, dated September 16, 2004, issued by the Company.